7 Year Capital Protected Note linked to
a Basket of Indices
Final Terms as of December 1, 2006
Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Pricing Supplement No. 159
dated December 1, 2006

Overview

Offering of Capital Protected Medium Term Notes (the “Notes”) issued by Morgan Stanley that provides exposure to the performance of a Basket of Indices consisting of the (i) S&P 500 Index, (ii) the Russell 2000 Index and the (iii) MSCI EAFE Index (the “Basket”). At maturity, these Notes will mature for 100% of the Original Issue Price plus an additional amount, if any, based on the performance of the Basket.

Key Dates

Pricing Date:	December 1, 2006
Issue Date:	December 11, 2006
Maturity Date:	December 11, 2013, subject to postponement in the event of certain market disruption events

Key Terms

Underlying Basket Index:	Weighting	Multiplier	Initial Closing Value	Bloomberg Page
S&P 500 Index (“SPX”) Russell 2000 Index (“RTY”) MSCI EAFE Index (“MXEA”)	40% 30% 30%	0.286387296 0.384039326 0.149180255	1396.71 781.17 2010.99	SPX RTY MXEA
Aggregate Principal Amount:		$16,000,000
Issue Price:		$1,000 per Note (Par)
Interest:		None
Call Feature:		None
Payment at Maturity:		Par plus the Supplemental Redemption Amount
Supplemental Redemption Amount:		Par x Basket Percent Change x Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.
Participation Rate:		119%
Basket Percent Change:		(Final Basket Value Initial Basket Value) Initial Basket Value

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Prospectus Supplement for Capital Protected Notes dated March 14, 2006
Prospectus dated January 25, 2006

7 Year Capital Protected Note linked to
a Basket of Indices
Final Terms as of December 1, 2006

Initial Basket Value:

1,000, the Basket Closing Value used to determine the multipliers on the Basket Setting Date. On the Basket Setting Date, the Calculation Agent will determine the fractional value of each Basket Index by calculating a multiplier so that each Basket Index will represent its applicable percentage weighting in the Initial Basket Value. The multiplier for each Basket Index will remain constant for the term of the Notes.

Basket Closing Value:	The sum of the products of the index closing value of each of the Basket Indices and the applicable multiplier for each of the Basket Indices.
Basket Setting Date:	The Pricing Date
Final Basket Value:	The Basket Closing Value on the Determination Date.
Determination Date:	December 9, 2013, subject to postponement in the event of certain market disruption events
Calculation Agent:	Morgan Stanley & Co. Incorporated
Denominations:	$1,000 and in integral multiples thereof
Tax Considerations:

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General Information

Issuance Format:	Registered
Agent:	Morgan Stanley & Co. Incorporated
Listing:	None
CUSIP:	61746SDC0
Settlement:	Book Entry / DTC